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                                                                     EXHIBIT 2.3

                          FAIRFIELD COMMUNITIES, INC.
                       8669 Commodity Circle, Suite 200
                            Orlando, Florida  32819


                               November 1, 2000


The First National Bank of Boston
P.O. Box 1865
Boston, Massachusetts 02105

Attention: Vice President, Shareholder
           Services Division

                    Re: Amendment No.2 to Rights Agreement
                        ----------------------------------

Ladies and Gentlemen:

          Pursuant to Section 26 of the Rights Agreement, dated as of September 1, 1992, as amended (the "Rights Agreement"), between Fairfield Communities, Inc. (the "Company") and The First National Bank of Boston (as successor to Society National Bank), as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends, and directs the Rights Agent to amend, the Rights Agreement as follows:

          1. Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(s) "Expiration Date" shall mean the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement)."

          2. Section 1 of the Rights Agreement is hereby amended by adding the following new Section 1(v) thereto (and current Sections 1(v) through 1(nn), inclusive, of the Rights Agreement are hereby renumbered as Sections 1(w) through 1(oo), inclusive):

          "(v) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of November 1, 2000, among Cendant Corporation, a Delaware corporation ("Acquiror"), Grand Slam Acquisition Corp., a Delaware corporation ("Merger Co."), and the Company."

          3. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:
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               "Notwithstanding anything in this Agreement to the contrary, none of Acquiror, Merger Co., any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person, a Beneficial Owner of shares of Common Stock or an Affiliate of either an Acquiring Person or such a Beneficial Owner, and none of a Distribution Date, a Stock Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason or as a result of the approval, execution or delivery of the Merger Agreement, the Voting Agreement (as defined in the Merger Agreement) or the Stock Option Agreement (as defined in the Merger Agreement), the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement, the Voting Agreement or the Stock Option Agreement in accordance with the terms thereof."

          4. Section 7(a) of the Rights Agreement is hereby amended in its entirety as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided therein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase set forth on the reverse side thereof and the certificate contained therein duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of Units (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the Expiration Date."

          5. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 2 to the Rights Agreement, but shall remain in full force and effect.

          6. Capitalized terms used without other definition in this Amendment No. 2 to the Rights Agreement shall be used as defined in the Rights Agreement.

          7. This Amendment No. 2 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
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          8.   This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          9. This Amendment No. 2 to the Rights Agreement is effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, as of and after such time, be deemed to be references to the Rights Agreement as amended hereby. Notwithstanding anything in this Agreement to the contrary, (a) from and after the effectiveness of this Amendment No. 2 to the Rights Agreement until the earliest of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, the Rights Agreement may not be amended or supplemented, and the Rights may not be redeemed, without the prior written consent of Acquiror, and (b) upon the termination of the Merger Agreement, this Amendment No. 2 to the Rights Agreement shall be deemed rescinded, void and of no force or effect and the Rights Agreement shall be deemed amended to read in its entirety as the Rights Agreement was in effect immediately prior to the effectiveness of this Amendment No. 2 to the Rights Agreement.

          10. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 2 to the Rights Agreement.


                                Very truly yours,

                                FAIRFIELD COMMUNITIES, INC.


                                By: /s/ James G. Berk
                                    ---------------------------------
                                    Name: James G. Berk
                                    Title: President and Chief Executive Officer

Accepted and agreed to as of
the effective time specified
above:

THE FIRST NATIONAL
BANK OF BOSTON, A/K/A BANK BOSTON, N.A.
AND BY SUCCESSION
FLEET NATIONAL BANK


By: /s/ Margaret M. Prentice
    ------------------------
    Name: Margaret M. Prentice
    Title: Managing Director